Exhibit 16.1

[Letterhead of Rachlin Cohen & Holtz LLP]

April 20, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K of NationsHealth, Inc. for April 20, 2005, and we agree with the statements contained therein insofar as they relate to our Firm.

Very truly yours,

/s/ Rachlin Cohen & Holtz LLP

Fort Lauderdale, Florida
April 20, 2005